Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S Board Adopts Majority Vote Standard for Election of Directors
SCOTTSDALE, ARIZONA, December 7, 2006 – P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) announced today that its board of directors has amended and restated the company’s bylaws to provide for a majority voting standard for the election of directors in uncontested elections. For a director to be elected using a majority voting standard, that director must receive more “for” votes than “against” votes. In contested elections (where there are more nominees than directors to be elected), the company will continue to use the plurality standard, where the directors receiving the most votes win regardless of whether those votes constitute a majority of the shares voting in the election.
The adoption of this new standard is an effort by the company to be responsive to the current debate on majority voting in corporate America.
Under the laws of Delaware, P.F. Chang’s state of incorporation, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified, even if there are more votes cast “against” than “for” the director. As a result, the board of directors has also adopted a provision in the bylaws that requires an incumbent director who does not receive more “for” votes than “against” votes in an election to offer his or her resignation to the board. The Nominating and Corporate Governance Committee would then make a recommendation to the board of directors on whether to accept or reject the resignation. The board will publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results.
Additional information on P.F. Chang’s board of directors and corporate governance guidelines are available at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern opened on October 2, 2006 and features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

Contact:		P.F. Chang’s China Bistro, Inc. (480) 888-3000
	Media:	Laura Cherry	laura.cherry@pfcb.com
	Investor:	Mark Mumford	mark.mumford@pfcb.com